AMERICAN PARAMOUNT GOLD CORP.

NEWS RELEASE

Trading Symbol: OTCBB - APGA

AMERICAN PARAMOUNT GOLD CORP. ANNOUNCES
THE CAP GOLD PROJECT – DATA RESULTS

Toronto, Ontario--(February 27, 2012) - American Paramount Gold Corp. (PINKSHEETS: APGA) ("American Paramount Gold" or the "Corporation") today announced data results on the Cap Gold Project, Nye County, Nevada, USA.

This prospect was first noticed in 1987, when 14 CAP claims were staked by Production Exploration Resources (PER), who drilled 5 reverse circulation (r.c.) holes in 1988 (562.4 m).

Pegasus Gold Corporation, under a lease, completed soil geochemistry and drilled 29 reverse circulation holes (C1-29) for a total of 3,918 m. A 1.5 m of 24.4 ppm Au was intersected in hole C-6, and a 1.5 m of 11.0 ppm Au in hole C-8.

These results prompted PER to drill 8 more r.c. holes (1,191 m). Significant intersections were cut in holes T-93-8, 6.2 ppm Au across 3 m, and in hole T-93-9, 6.5 ppm Au across 1.5 m.

Then In 1994-1996, Kennecott drilled 11 r.c. holes (CG-1 to CG-11) for a total of 2,411 m. No high-grade intersections were obtained, although hole CG-1 intercepted long intervals of low-grade gold and silver.

PER returned to drill a further 5 r.c. holes (T-00-14 to T-00-18) in 2000 totaling 1,972 m. Intersections were cut in hole T-00-15 of 15.4 ppm Au across 1.5 in, and in hole T-00-18 of 31.0 ppm Au across 5.0 1.5 m.

In total, 10,773 m of r.c. drilling in 58 holes have been completed since 1988 with scattered Au values. Discovery of high-grade gold intervals (up to 31 g/t over 1.5 m) within larger low-grade haloes prompted more recent drilling efforts to locate high-grade gold-silver capable of supporting underground mining.

Redhawk, who preceded American Paramount Gold as lessee, completed a gradient array resistivity survey (GAR) over the area in 2004, and drilled 5 large-diameter core holes totaling 1,720 m, with the presence of high gold grades 15.5 g/t Au over 1.2 m in hole AC2, and long intervals of low gold grades.

American Paramount Gold became lessee in 2008 and contracted a new geophysical survey, CSAMT (Controlled Source Audio Magneto-Telluric) from Wright Geophysics, carried out by Zonge Geophysics in 2010, with the objective of better defining the anomalies located earlier. This technique is well suited to such applications and is used extensively in the gold exploration industry. Wright recommended drilling 9 inclined core holes to intercept the anomalies near where previous holes had found values, and across geophysical trends. Large diameter core would better penetrate broken ground and reduce loss of oxidized values. This hole (12-1) was drilled (at 60°) in November 2011- January 2012 to a depth of 398 m. The best value was 1.14 g/t over 2.2 m at 266-268.2 m, and had several values of 0.56 -0.2 g/t over 30 m (360-390 m) downhole depth. Its cost ran considerably over budget due to the highly siliceous nature of the core, which contained garnets in the last 50 m, which might indicate the proximity to an intrusive.

The overall objective of the exploration has always been to locate high-grade mineralization that would reward underground mining.

In light of the foregoing, the Corporation is now considering its alternatives moving forward.lt is anticipated a decision will be reached over the coming days after funding discussions have taken place. A further announcement will be made at that time.

For further information, please contact Wayne Parsons, Chairman or Hugh Aird CEO at (416) 214-0049.